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                                                                    Exhibit 11.1

                         SAFEWAY  INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                          and Common Share Equivalent
                    (in millions, except per share amounts)


                                                                          12 Weeks Ended
                                                         ------------------------------------------------
                                                               March 26,1994           March 27, 1993
                                                         -----------------------   ----------------------
                                                           Fully                    Fully
                                                          Diluted      Primary     Diluted       Primary
                                                         --------     --------     --------     ---------
Net income (loss)                                         $ 41.9      $  41.9      $ (1.7)      $   (1.7)
                                                          ======      =======      ======       ========
Weighted average common shares outstanding                 102.3        101.7        99.0           98.9
Common share equivalents                                    22.6         22.3         1.4            1.4
                                                          ------      -------      ------       --------
Weighted average common shares and common
 share equivalents                                         124.9        124.0       100.4          100.3
                                                          ======      =======      ======       ========
Earnings (loss) per common share and common
 share equivalent                                         $ 0.34      $  0.34      $(0.02)      $  (0.02)
                                                          ======      =======      ======       ========
Calculation of common share equivalents:
    Options and warrants to purchase common shares          28.6         29.3         1.7            1.7
    Common shares assumed purchased with potential
       proceeds                                             (6.0)        (7.0)       (0.3)          (0.3)
                                                          ------      -------      ------       --------
    Common share equivalents                                22.6         22.3         1.4            1.4
                                                          ======      =======      ======       ========
Calculation of common shares assumed purchased with
 potential proceeds:
    Potential proceeds from exercise of options and
       warrants to purchase common shares                 $155.1      $ 158.3      $  4.2       $    4.2
    Common stock price used under the treasury
       stock method                                       $25.75      $ 22.64      $13.63       $  13.10
    Common shares assumed purchased with
       potential proceeds                                    6.0          7.0         0.3            0.3